Exhibit 21.1

Subsidiaries of Performance Food Group Company

Name	Jurisdiction of Incorporation/Organization
AFFLINK Corporation ULC	Nova Scotia
AFFLINK Holding Corporation	Delaware
AFFLINK, LLC	Delaware
Coda Coffee, LLC	Delaware
Continental Concession Supplies LLC Eby Brown Company, LLC Eby Brown Transportation, LLC	Delaware Delaware Delaware
Foodservice Purchasing Group, LLC	Virginia
Fox River Foods, Inc.	Illinois
Institution Food House, Inc.	North Carolina
Kenneth O. Lester Company, Inc.	Tennessee
Liberty Distribution, LLC	Arizona
Longhorn Merger Sub I, Inc.	Delaware
Longhorn Merger Sub II, LLC	Delaware
Mississippi Valley Freight Service, LLC	Delaware
NDA Marketing, Inc.	Delaware
Ohio Pizza Products LLC	Delaware
Old Hickory Logistics LLC	Delaware
Performance Food Group, Inc.	Colorado
Performance Manufacturing, LLC	Delaware
Performance Transportation, LLC	Delaware
PFG PFS LLC	Delaware
PFG Specialty Inc.	Florida
PFG Transco, Inc.	Tennessee
PFGC, Inc.	Delaware
PFST Holding Co.	Delaware
PICL Insurance Co.	South Carolina
PICL Investments, Inc.	Delaware
Reinhart Foodservice, LLC	Delaware
Reinhart Foodservice Louisiana, LLC	Louisiana
Reinhart Louisiana Holdings, LLC	Louisiana
Reinhart Transportation, LLC	Wisconsin
TF Kinnealey & Co. Inc.	Massachusetts
Vistar Investments I, LLC	Delaware
Vistar Transportation, LLC	Delaware